Exhibit 99.1
N E W S R E L E A S E
Atmel Reports Selected Financial Information for the Third Quarter of 2006
SAN JOSE, CA, November 2, 2006 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced unaudited selected financial information for the third quarter ended September 30, 2006.
Revenues for the third quarter of 2006 totaled $443 million, a sequential decrease of 5% compared to the $464 million reported in the second quarter of 2006, and a 6% increase compared to the $419 million reported in the third quarter of 2005. At September 30, 2006, the Company’s cash, cash equivalents and short-term investments totaled $484 million. During the quarter, the Company announced that it concluded the sale of its Grenoble, France subsidiary for $140 million to e2v technologies plc, a British corporation.
Third Quarter 2006 and Recent Highlights
•	Atmel AVR® voted 8-bit processor of choice for the second year by Embedded Market Survey

•	Announced 802.15.4 Zigbee migration for AVR based sensor and control applications

•	Introduced industry’s first family of ARM9® based Flash microcontrollers

•	Awarded the 2006 EE Times Annual Creativity in Electronics (ACE) Award for the AT91SAM7X Arm based microcontroller design

•	Honored by Frost & Sullivan with the 2006 Award for Exceptional Growth Strategy Leadership in the World Smart Card IC Market

•	Received the EDN® China 2006 Innovation Award in the Microprocessor and DSP Category

•	Completed sale of Grenoble, France subsidiary to e2v technologies plc
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

“Although our third quarter revenues declined 5% on a sequential basis, when you exclude the effect of Grenoble, our revenues were on target sequentially and up 10% when compared to the same period last year,” stated Steven Laub, Atmel’s President and Chief Executive Officer. “With the sale of Grenoble concluded, we are focused on redeploying our resources to grow core technologies and expect this will lead to continued market share gains.”
“Cash and equivalents increased $174 million during the third quarter reflecting the proceeds received from the sale of our Grenoble business unit as well as operating cash flows generated during the quarter,” said Robert Avery, Atmel’s Vice President Finance and Chief Financial Officer. “Our balance sheet continues to strengthen and our operating leverage is expanding.”
As previously announced on July 25, 2006, the Audit Committee of the Company’s Board of Directors initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. The Audit Committee, with the assistance of independent legal and forensic accounting experts, has reached a preliminary determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. Based on the Audit Committee’s preliminary determination, the Company expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expenses. The Audit Committee has not completed its work nor reached final conclusions and is continuing its investigation into the circumstances that gave rise to the differences.
The financial information in this release was compiled by the management of Atmel Corporation and has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information is preliminary and subject to potentially material adjustment depending on the outcome of the investigation. Any reliance placed on this unaudited and unreviewed financial information is to be done with the full understanding and acceptance of the foregoing uncertainties. As a result of the continuing investigation, the Company does not believe it will file its third quarter Form 10-Q by the extended due date of November 14, 2006, and is unable to provide additional financial information for the third quarter of 2006 at this time.
Outlook
The Company anticipates that fourth quarter 2006 revenues will likely decline approximately 3% to 8% sequentially. However, excluding the effect of Grenoble, revenues are anticipated to decline in the range of 0% to 5% on a sequential basis.

Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss third quarter selected financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 9491918 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast is hosted at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the November 2 conference call will be available the same day at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The passcode is 9491918.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expectations for fourth quarter 2006 revenues and expected market share gains. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
The independent investigation of the Audit Committee regarding timing of past stock option grants and other potentially related issues is ongoing and the determinations discussed in this press release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677

Atmel Corporation
Selected Financial Highlights
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2006	2006	2005
Net revenues (including Grenoble)	$443	$464	$419
Grenoble Revenues	$13	$33	$27

Revenue by Business Segment
ASIC	31%	34%	39%
Microcontroller	25%	24%	18%
RF and Automotive	23%	22%	20%
Non-Volatile Memory	21%	20%	23%

Revenue by Geography
Asia	52%	49%	53%
Europe	33%	34%	32%
North America	15%	17%	15%

	September 30,	June 30,	December 31,
	2006	2006	2005
Assets
Cash and cash equivalents	$426	$255	$300
Short-term investments	$58	$55	$48
Accounts receivable, net	$247	$266	$235

Liabilities
Current portion of long-term debt	$88	$92	$112
Convertible notes	—	—	$143
Long-term debt less current portion	$99	$121	$133